                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934



Date of Report (Date of earliest event reported)          OCTOBER 1, 2001
                                                          ---------------

                           INSCI-STATEMENTS.COM, CORP.
              -----------------------------------------------------
              Exact name of Registrant as specified in its Charter)


                                    DELAWARE
                 ----------------------------------------------
                 (State of other jurisdiction of incorporation)


1-12966                                           06-1302773
-------------------                               ------------------------------
Commission File No.                               I.R.S. Employer Identification


TWO WESTBOROUGH BUSINESS PARK,
WESTBOROUGH, MA                              01581
-------------------------------              ----------
Address of principal executive offices       Zip Code


(508) 870-4000
------------------------------
Registrant's telephone number,
including area code

ITEM 1.  CHANGE IN CONTROL

         The Registrant (the "Company") in compliance with the terms and conditions of a Unit Purchase Agreement entered into by the Company on September 3, 1996 (the "Unit Placement"), with the holders of 8% Convertible Preferred Stock (the "Preferred Stock") requires holders of Preferred Stock to automatically convert the issued and outstanding shares of Preferred Stock into shares of Common Stock. The conversion price per share is calculated at the lesser of $3.75 per share or the average bid price for the Common Stock for twenty (20) consecutive trading days ending five (5) business days prior to October 1, 2001 date of automatic conversion.

         The Company has determined that the conversion price is $.19275 per share (the price was exclusive of the four business days that trading was not conducted on the Over-the-Counter Bulletin Board as a result of the terrorist attacks on New York, Washington and Southwest Pennsylvania). Additionally, the Company has determined to pay the final dividend on the Preferred Stock in kind. Accordingly, shareholders holding shares of Preferred Stock will convert an aggregate of 1,205,134 shares of Preferred Stock (exclusive of a dividend payable to holders) into 23,446,187 shares of Common Stock, or approximately 59% of the issued and outstanding shares of Common Stock of the Company. The Company further anticipates that it will issue 728,484 shares of Preferred Stock as a final dividend which will be convertible into an additional 14,172,849 shares of Common Stock for an aggregate of 69% of the issued and outstanding shares of Common Stock of the Company.

         The Company received consideration for the issuance of the shares of Preferred Stock as a result of the September 3, 1996 Unit Placement made to holders of Preferred Stock.

         No part of the consideration paid to the Company was received from any banking institution.

         There are forty-five (45) holders of Preferred Stock that will have their Preferred Stock automatically converted into Common Stock of the Company. Annexed as Exhibit 1 is a listing of preferred holders and amounts of Common Stock to be issued to holders of Preferred Stock.

         The Company is in the process of obtaining the return of all 8% preferred share certificates endorsed by preferred holders and will confirm their ownership against the Preferred Stock transfer ledger maintained by the Company.

         The Company incorporates by reference all prior filings, including its 8-K filing and exhibits dated September 12, 1996 and filed September 20, 1996 with respect to the Unit Placement with holders of Preferred Stock and its Definitive Proxy filed September 14, 2001 which includes a proposal to increase the Company's authorized shares of Common Stock for general corporate purposes and the conversion of the Preferred Stock dividend shares.

                                    EXHIBITS

         1. Listing of holders and Preferred Stock automatically converted to shares of Common Stock.

         2. Press Release issued by the Company.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   Westborough, MA
         October 9, 2001
                                                INSCI-STATEMENTS.COM, CORP.
                                                -------------------------------
                                                (Registrant)

                                            /s/ Henry F. Nelson
                                                -------------------------------
                                                HENRY F. NELSON
                                                Chief Executive Officer


Insci/8-k/10-0-01